Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Electro Energy Inc. on Form S-3 Amendment No. 1 (File No. 333-135410) of our report dated February 24, 2006 except for Note 12b as to which the date is February 28, 2006, and Notes 12c and 12d as to which the date is March 31, 2006, with respect to our audits of the consolidated financial statements of Electro Energy Inc. and Subsidiaries as of December 31, 2005 and 2004 and for each of the years then ended appearing in the Annual Report on Form 10-KSB of Electro Energy Inc for the year ended December 31, 2005. We also consent to the reference to our firm under the heading "Experts" in such prospectus.

/s/ Marcum & Kliegman LLP
New York, New York
January 19, 2007